SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 9, 2007
eXegenics Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26648	75-2402409

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4400 Biscayne Boulevard
Suite 900
Miami, Florida 33137
(Address of principal executive offices) (Zip Code)

(Former Name or Former Address, if Changed Since Last Report)
Registrant’s telephone number, including area code: (305) 575-6015
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01. Changes in Registrant’s Certifying Accountant
     On April 9, 2007, the Board of Directors of eXegenics Inc. (the “Company”) approved the decision to engage Ernst & Young LLP (“Ernst & Young”), as the Company’s independent registered public accounting firm and the decision to dismiss of Rotenberg & Co., LLP (“Rotenberg”).
     The reports of Rotenberg for the fiscal years ended December 31, 2006 and 2005 did not contain any adverse opinion or disclaimer of opinion and were not modified or qualified as to uncertainty, audit scope, or accounting principles.
     From September 23, 2005 through the end of the fiscal year ended December 31, 2006, there were no disagreements with Rotenberg on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Rotenberg, would have caused Rotenberg to make reference to the subject matter of the disagreements in connection with its report and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
     The Company has provided Rotenberg a copy of the above disclosures and has requested that Rotenberg furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Rotenberg agrees with the above statements. Pursuant to our request, Rotenberg has provided the letter included hereto as Exhibit 16.1.
     During the fiscal years ended December 31, 2005 and 2006 and during the current fiscal year through the date of this Form 8-K, neither the Company nor anyone acting on its behalf consulted Ernst & Young regarding (1) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements or (2) any matter that was either the subject of a disagreement with Rotenberg on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of Rotenberg , would have caused Rotenberg LLP to make reference to the matter in their report, or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission. The Company provided Ernst & Young with this Form 8-K prior to filing it with the Securities and Exchange Commission.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     The Company entered into a new employment letter with Dale Pfost, PhD effective as of April 9, 2007 (the “Employment Agreement”), pursuant to which Dr. Pfost will serve as the President of the Company. A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
     Under the employment agreement, Dr. Pfost will receive an annual base salary of $325,000, which may be increased at the discretion of the Company’s Board of Directors (the “Board”). The Employment Agreement provides for a bonus of $40,000 to be paid by April 19, 2007, which represents Dr. Pfost’s bonus for fiscal year 2006. Dr. Pfost is also eligible to receive a discretionary annual bonus based on Dr. Pfost’s performance and the Company’s business results as determined by the Board in its sole discretion. Under the Employment Agreement, either the Company or Dr. Pfost may terminate his employment at any time, subject to continuation of salary payment and benefits for 12 months if the Company terminates Dr. Pfost’s employment without cause, if Dr. Pfost terminates his employment for good reason or if the Company gives Dr. Pfost notice of our intent not to renew the Employment Agreement after the first year. The one-year employment period will be automatically extended for an additional year unless either the Company or Dr. Pfost shall have given to the other party written notice of non-extension at least sixty (60) days prior to such anniversary. We have agreed to grant Dr. Pfost an option to purchase 300,000 shares of our common stock subject to the adoption of and approval by our stockholders of a new equity incentive plan. The exercise price per share for the option will be equal to the fair market value per share on the date the option is granted. The option shall vest in forty-eight monthly installments from the date of grant.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
10.1	Employment letter dated April 9, 2007, between Dale R. Pfost, PhD and eXegenics Inc.

16.1	Letter from Rotenberg & Co., LLP dated April 11, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eXegenics Inc. (Registrant)
Date: April 13, 2007	By:	/s/ Adam Logal
		Name:	Adam Logal
		Title:	Executive Director of Finance, Chief Accounting Officer, Treasurer and Secretary

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